Exhibit 99.1
Ply Gem Reports First Quarter 2006 Results

May 11, 2006, Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”), a leading manufacturer of residential exterior building products in North America, today announced record first quarter 2006 net sales of $216.3 million, a 26.0% increase over the $171.7 million for the same period in 2005. The results for 2006 include the operations of the Company’s subsidiary AWC Holding Company (“Alenco”), which was acquired by Ply Gem on February 24, 2006. Alenco contributed $13.9 million of net sales for the first quarter 2006.
Operating earnings for the first quarter of 2006 were $14.2 million compared to $8.5 million for the first quarter of 2005. Alenco contributed $1.2 million of operating earnings for the first quarter of 2006.
Net loss for the first quarter of 2006 was $1.9 million compared to a net loss of $3.9 million for the first quarter of 2005. Ply Gem’s net loss for the first quarter of 2006 included less than $0.1 million of after tax impact of a foreign currency loss. The net loss in the first quarter of 2005 included $0.2 million of after tax impact of a foreign currency loss. Alenco contributed $0.6 million to net income for the first quarter of 2006.
Adjusted EBITDA for the first quarter of 2006 was a record $21.5 million compared to $15.1 million for the first quarter of 2005. Alenco contributed $1.5 million of Adjusted EBITDA for the first quarter of 2006. Adjusted EBITDA for all periods presented excludes currency translation gains or losses.
Lee D. Meyer, President and CEO, said “We are pleased with Ply Gem’s record first quarter performance. Our strategies associated with being the supplier to those customers who are the game changers and winners in their markets are paying off and delivering profitable growth.”
Mr. Meyer continued, “Our focus on cost management and innovative improvement, along with implementing appropriate competitive price increases is helping to maintain and improve the quality of our earnings”.
On February 24, 2006, Ply Gem Industries, Inc. acquired all of the outstanding shares of AWC Holding Company (the “Alenco Acquisition”) in accordance with a stock purchase agreement entered into among Ply Gem Industries, Inc. and Linsalata Capital Partners for aggregate consideration of approximately $120.0 million.
Ply Gem Industries, Inc. is a leading manufacturer of residential exterior building products. The company sells a broad range of vinyl siding, vinyl, aluminum and wood windows, aluminum trim coil, aluminum siding and accessories, and vinyl and composite fence, railing and decking products. Ply Gem is a wholly-owned subsidiary of Ply Gem Holdings, Inc., which is controlled by affiliates of Caxton-Iseman Capital. For more information, please visit the Company’s website at www.plygem.com.
Ply Gem management will host a conference call on May 11, 2006 at 11:00 a.m. EST to report first quarter results. To participate please call 800-599-9829 and use call confirmation number 15254959.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

This document and oral statements made from time to time by our representatives may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the Securities and Exchange Commission.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended
	April 1,	April 2,
	2006	2005
	(Amounts in thousands)

Net Sales	$216,311	$171,735
Costs and Expenses:
Cost of products sold	173,048	137,766
Selling, general and administrative expense	26,481	23,042
Amortization of intangible assets	2,553	2,440
Total Costs and Expenses	202,082	163,248
Operating earnings	14,229	8,487
Foreign currency loss	(71)	(304)
Interest expense	(15,326)	(14,602)
Investment income	156	79
Other expense	(2,056)	-
Loss before income taxes and
cumulative effect of accounting change	(3,068)	(6,340)
Provision for income taxes	(1,238)	(2,485)
Loss before cumulative effect
of accounting change	(1,830)	(3,855)
Cumulative effect of accounting change,
net of income tax benefit of $57	(86)	-
Net loss	$(1,916)	$(3,855)

The accompanying notes are an integral part of this unaudited condensed consolidated statement of operations.

1.  The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period from January 1, 2006 through April 1, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

The selected balance sheet data for the periods presented in Note 4 has been derived from the December 31, 2005 audited consolidated financial statements of Ply Gem Holdings, Inc. and the unaudited condensed consolidated financial statements of Ply Gem Holdings, Inc. as of April 1, 2006, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the last Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.
Adjusted EBITDA means net income (loss) plus interest expense (net of investment income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), amortization of non-cash write-off of the portion of excess purchase price from acquisitions allocated to inventories, third-party charges associated with business combination financing costs (“other expense”), and cumulative effect of accounting changes. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Management believes that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a measure of performance in accordance with GAAP. You are cautioned not to place undue reliance on Adjusted EBITDA. The following table sets forth the reconciliation of Adjusted EBITDA to net income (loss) for Ply Gem as a whole and that portion contributed by Alenco:

	Ply Gem Holdings, Inc.
	For the three months ended
	April 1, 2006	April 2, 2005

	(Amounts in thousands)
	(unaudited)

Net loss	$(1,916)	$(3,855)
Interest expense, net	15,170	14,523
Benefit for income taxes	(1,238)	(2,485)
Depreciation and amortization	7,000	6,618
Non Cash loss on currency transaction	71	304
Non Cash charge of purchase price
allocated to inventories	304	-
Other Expense	2,056	-
Cumulative effect of accounting change	86	-

Adjusted EBITDA	$21,533	$15,105

Alenco For the period from February 24, 2006 to April 1, 2006
(Amounts in thousands)
(unaudited)

Net income	$565
Interest expense, net	(15)
Provision for income taxes	362
Depreciation and amortization	246
Non Cash charge of purchase price
allocated to inventories	304
Adjusted EBITDA	$1,462

3.	Long-term debt amounts in the select balance sheets at April 1, 2006 and December 31, 2005 consisted of the following:

	April 1, 2006	December 31, 2005
	(Amounts in thousands)

Senior term loan facility	$400,000	$277,192
Senior revolving credit facility	13,192	-
Senior subordinated notes	360,266	360,276
	773,458	637,468

Less current maturities	4,000	1,692
	$769,458	$635,776

4. The following is a summary of selected balance sheet amounts at April 1, 2006 and December 31, 2005:

	April 1,	December 31,
	2006	2005
	(Amounts in thousands)

Unrestricted cash and cash equivalents	$17,918	$22,173
Accounts receivable, less allowances	101,513	70,357
Inventories	70,757	55,218
Prepaid expenses and other current assets	15,106	9,427
Property and equipment, net	117,623	109,728
Goodwill	678,325	578,992
Intangible assets, net	168,051	152,894
Accounts payable	64,905	42,342
Current maturities of long-term debt	4,000	1,692
Long-term debt, less current maturities	769,458	635,776
Stockholder's Equity	221,015	215,514